                                                             Filed Pursuant
                                                             to Rule 424(b)5
                                                             File No. 333-106853
                                                             and 333-63884

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 30, 2003)

                                  $300,000,000

                                 [Verizon Logo]

                            Verizon New England Inc.

                     4.750% Debentures, Series C, due 2013

                                ----------------

                   Interest payable on April 1 and October 1

                                ----------------

The Series C Debentures will mature on October 1, 2013. The Series C Debentures will be our senior unsecured debt obligations, and will be redeemable at any time at a redemption price to be determined using the procedure described in this prospectus supplement.

                                ----------------

        SERIES C DEBENTURES--PRICE 99.099% AND ACCRUED INTEREST, IF ANY

                                ----------------

                                                     Per Series C
                                                      Debentures        Total
                                                     ------------   ------------
Price to Public .................................       99.099%     $297,297,000
Underwriting Discounts and Commissions ..........        0.450%     $  1,350,000
Proceeds to Verizon New England Inc. ............       98.649%     $295,947,000

                                ----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series C Debentures to purchasers on October 3, 2003.

                                ----------------

                          Joint Book-Running Managers

ABN AMRO Incorporated                                                       HSBC

                               Senior Co-Managers

Barclays Capital                              Tokyo-Mitsubishi International plc

                                  Co-Managers

Blaylock & Partners, L.P.                        Utendahl Capital Partners, L.P.

September 30, 2003

TABLE OF CONTENTS


Prospectus Supplement

 About this Prospectus Supplement ........................................   S-2
 Recent Developments .....................................................   S-2
 Use of Proceeds .........................................................   S-2
 Description of the Series C Debentures ..................................   S-2
 Underwriting ............................................................   S-4

Prospectus

 About this Prospectus ...................................................    2
 Where You Can Find More Information .....................................    2
 The Company .............................................................    2
 Use of Proceeds .........................................................    3
 Ratios of Earnings to Fixed Charges .....................................    3
 Description of the Debentures ...........................................    3
 Clearing and Settlement .................................................    5
 Experts .................................................................    8
 Legal Matters ...........................................................    8
 Plan of Distribution ....................................................    8

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Series C Debentures and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of September 30, 2003. We have not authorized anyone else to provide you with different information.

RECENT DEVELOPMENTS

On September 23, 2003, Verizon Communications Inc. issued a press release in which it revised its financial guidance for 2003. The press release discussed the following matters relating to Verizon Communications' domestic telecom segment:

o demand for business voice services remains soft as unemployment levels remain high, demand for customer landline services have been impacted by technology substitution, and state and federal regulatory rulings, particularly the Federal Communications Commission's triennial review order, will have an ongoing adverse effect on revenues;

o additional expense pressures include contingency costs to maintain operational readiness during labor negotiations, and the timing of a 3% lump sum payment that was part of the settlement;

o the domestic telecom segment has incurred increased repair costs due to record-setting rainfall;

o expenses, which are primarily non-cash, will be incurred in connection with a change in treatment of retiree healthcare obligations in accordance with SFAS No. 106; and

o severance charges are expected in the fourth quarter associated with an announced program to reduce the workforce with voluntary separation incentives.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Series C Debentures to refinance a portion of our existing short-term indebtedness which was incurred to finance our construction program and for general corporate purposes. Our short-term indebtedness at August 31, 2003 was approximately $774,500,000 at an average annual interest cost of 1.12%.

DESCRIPTION OF THE SERIES C DEBENTURES

Principal Amount, Maturity and Interest

We are issuing $300,000,000 of Series C Debentures which will mature on October 1, 2013. We may create and issue additional Debentures with the same terms as the Series C Debentures so that the additional Debentures will form a single series with the Series C Debentures. We will pay interest on the Series C Debentures on April 1 to holders of record on the preceding March 15, and on October 1 to holders of record on the preceding September 15. If interest or principal is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date is April 1, 2004. Interest accrues from October 3, 2003, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

Form

The Series C Debentures will only be issued in book-entry form, which means that the Series C Debentures will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or its nominee. You may hold interests in the Series C Debentures directly through DTC, Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in those systems. See "CLEARING AND SETTLEMENT" in the accompanying prospectus.

Redemption

We have the option to redeem the Series C Debentures on not less than 30 nor more than 60 days' notice, in whole or from time to time in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Series C Debentures being redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series C Debentures discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

The "Treasury Rate" will be determined on the third business day preceding the redemption date and means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as "Statistical Release H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the Remaining Life, of the Series C Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

"Comparable Treasury Price" means: (1) the average of three Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

"Independent Investment Banker" means an independent investment banking or commercial banking institution of national standing appointed by us.

"Reference Treasury Dealer" means: (1) any independent investment banking or commercial banking institution of national standing and their respective successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York, referred to as a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue

(expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

Additional Information

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the Debentures. That information includes:

o  additional information about the terms of the Debentures;

o  general information about the indenture and the trustee;

o  a description of certain restrictions; and

o  a description of events of default under the indenture.

UNDERWRITING

We intend to offer our Series C Debentures through the underwriters. ABN AMRO Incorporated and HSBC Securities (USA) Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the purchase agreement between the underwriters and us, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amounts of the Series C Debentures listed opposite their names below:

                                                                      Principal
Underwriter                                                            Amount
-----------                                                         ------------
ABN AMRO Incorporated ...........................................   $105,000,000
HSBC Securities (USA) Inc. ......................................    105,000,000
Barclays Capital Inc. ...........................................     33,000,000
Tokyo-Mitsubishi International plc ..............................     33,000,000
Blaylock & Partners, L.P. .......................................     12,000,000
Utendahl Capital Partners, L.P. .................................     12,000,000
                                                                    ------------
 Total ..........................................................   $300,000,000
                                                                    ============

The underwriters propose initially to offer part of the Series C Debentures to the public at the price to public shown on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .30% of the principal amount of the Series C Debentures. The underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Series C Debentures to certain other dealers. After the initial offering of the Series C Debentures, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect those liabilities.

The underwriters are offering the Series C Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series C Debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Each underwriter has represented and agreed that:

o it has not offered or sold, and prior to the date that is six months after the date of issue of the Series C Debentures it will not offer or sell, any Series C Debentures to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

o it has complied, and will comply, with all applicable provisions of the Financial Services and Markets Act 2000, known as the FSMA, with respect to anything done by it in relation to the Series C Debentures in, from or otherwise involving the United Kingdom; and

o it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Series C Debentures in circumstances in which Section 21(1) of the FSMA does not apply to us.

Each underwriter also has represented to and agrees with us that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Series C Debentures or distribute this prospectus supplement and the accompanying prospectus or any other material relating to the Series C Debentures, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Purchasers of the Series C Debentures may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to public set forth on the cover page.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Series C Debentures. Such transaction consists of bids or purchases to peg, fix or maintain the price of the Series C Debentures. If the underwriters create a short position in the Series C Debentures in connection with the offering, i.e., if they sell more Series C Debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Series C Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. No representation or prediction is made as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series C Debentures. In addition, no representation is made that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have provided investment and commercial banking and financial advisory services from time to time for us or our affiliates in the ordinary course of business for which they have received customary fees. The underwriters and their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments.

There is no public trading market for the Series C Debentures and we do not intend to apply for listing of the Series C Debentures on any national securities exchange or for quotation of the Series C Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Series C Debentures after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there has been no active market for the Series C Debentures. No assurance can be given as to the liquidity of, or trading market for, the Series C Debentures or that an active public market for the Series C Debentures will develop. If an active trading market for the Series C Debentures does not develop, the market price and liquidity of the Series C Debentures may be adversely affected.

Tokyo-Mitsubishi International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the Series C Debentures in the United States, it may only do so through one or more U.S. registered broker-dealers as permitted by applicable law and regulations.

HSBC Securities (USA) Inc. will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P.

We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $110,000.

PROSPECTUS


                                  $520,000,000


                                 [Verizon Logo]


                            Verizon New England Inc.


                                   DEBENTURES


                                  ------------


   Verizon New England Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $520,000,000 under this prospectus. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


                                  ------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               September 30, 2003

TABLE OF CONTENTS

About this Prospectus ....................................................    2
Where You Can Find More Information ......................................    2
The Company ..............................................................    2
Use of Proceeds ..........................................................    3
Ratios of Earnings to Fixed Charges ......................................    3
Description of the Debentures ............................................    3
Clearing and Settlement ..................................................    5
Experts ..................................................................    8
Legal Matters ............................................................    8
Plan of Distribution .....................................................    8

ABOUT THIS PROSPECTUS

This prospectus is part of one or more registration statements that we filed with the Securities and Exchange Commission ("SEC") utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $520,000,000. We may file one or more registration statements to register additional Debentures with a total offering price of up to $104,000,000 relating to the $520,000,000 of Debentures to which this prospectus relates, as permitted under the Securities Act of 1933. If filed, these registration statements would permit us to sell Debentures with a total offering price of up to $624,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

o  Annual Report on Form 10-K for the year ended December 31, 2002;

o Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003; and

o  Current Report on Form 8-K filed September 8, 2003.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

   Executive Director -- Domestic Telecom Consolidations and Reporting Verizon Communications Inc.
   1717 Arch Street
   47th Floor
   Philadelphia, Pennsylvania 19103
   (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are an indirect wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies, including our affiliates, offer interLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 185 Franklin Street, Boston, Massachusetts 02110, telephone (617) 743-9800.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay or refinance existing indebtedness and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

 Six Months                             Years Ended December 31,
    Ended                          ----------------------------------
June 30, 2003                      2002   2001    2000    1999   1998
-------------                      ----   ----    ----    ----   ----
     2.56                          2.48   3.91    5.44    6.70   6.23

For these ratios, "earnings" have been calculated by adding the equity loss from affiliates, dividends received from equity affiliates, interest expense, the portion of rent expense representing interest and amortization of capitalized interest to income before provision for income taxes and cumulative effect of change in accounting principle and by deducting therefrom the equity income from affiliates, and "fixed charges" including interest expense, the portion of rent expense representing interest and capitalized interest.

DESCRIPTION OF THE DEBENTURES

General

We will issue the Debentures under an indenture between us and the trustee, JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, dated as of June 15, 2001. We have summarized material provisions of the indenture below. This summary does not describe all of the exceptions and qualifications contained in the indenture or the Debentures. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE TWO) These terms will be described in a prospectus supplement and will include the following:

o  title of the series;

o  total principal amount of the series;

o  maturity date or dates;

o  interest rate and interest payment dates;

o  any redemption dates, prices, obligations and restrictions; and

o  any other terms of the series.

Form and Exchange

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars.

Book-Entry Only Form

We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

In the event that we issue Debentures in book-entry only form, DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only, we will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

o  DTC notifies us that it is unwilling or unable to continue as depository; or

o if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

o  we instruct the trustee that the global security is now exchangeable.

Certificated Form

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The indenture permits us to discharge or defease certain of our obligations on any series of Debentures at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

Restrictions

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property or assets, the indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

o purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after June 15, 2001;

o certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

o  mechanics' and similar liens created in the ordinary course of business; or

o debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

o  we are the continuing corporation; or

o the successor corporation expressly assumes payment of principal, interest and any premium on the Debentures and performance and observance of all covenants and conditions in the indenture.

(SECTIONS 10.01 and 10.02)

Events of Default

Event of Default means, with respect to any series of Debentures, any of the following:

o failure to pay interest on that series of Debentures for 30 business days after payment is due;

o failure to pay principal or any premium on that series of Debentures when due;

o failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

o  certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the indenture.
(SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the trustee stating whether we are in compliance with all the conditions and covenants under the indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the Debentures of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the trustee is required to perform only the specific duties stated in the indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The trustee is not required to take any action permitted by the indenture at the request of any holders of the Debentures, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 7.02) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

JPMorgan Chase Bank, the trustee, and its affiliates have commercial banking relationships with and serve as trustee under indentures relating to debt securities issued by Verizon Communications Inc., our parent, and some of its affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to Debentures that are issued in book-entry only form.

The Clearing Systems

In the event that the Debentures are issued in book-entry only form, the Debentures may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, Debentures in book-entry only form may also be settled through accounts maintained at Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the Debentures and cross-market transfers of the Debentures associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("DTC participants") deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants' accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in street name. However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the Debentures will be made in same-day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC's Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the Debentures may also be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Debentures in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Debentures settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of the Debentures among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time.

EXPERTS

The financial statements and the financial statement schedule as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in our Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Our General Counsel issued an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of the Debentures.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

o  through underwriters or dealers;

o  through agents; or

o  directly to one or more purchasers.

The prospectus supplement will include:

o  the initial public offering price;

o  the names of any underwriters, dealers or agents;

o  the purchase price of the Debentures;

o  our proceeds from the sale of the Debentures;

o any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

o  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

===============================================================================


                                  $300,000,000


                                 [Verizon Logo]


                            Verizon New England Inc.


                     4.750% Debentures, Series C, due 2013


                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------


                          Joint Book-Running Managers

                             ABN AMRO Incorporated
                                      HSBC


                               Senior Co-Managers

                                Barclays Capital
                       Tokyo-Mitsubishi International plc


                                  Co-Managers

                           Blaylock & Partners, L.P.
                        Utendahl Capital Partners, L.P.


                               September 30, 2003


===============================================================================